Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated January 1, 2012 (“Effective Date”), is by and among Five9, Inc., a Delaware corporation (the “Company”) and Michael Burkland (“Burkland”), an individual resident of the State of California.

RECITALS:

WHEREAS, the Company previously engaged Burkland to provide consulting services to it through MJB Associates, Inc. (“MJB Associates”);

WHEREAS, the Company desires to directly employ Burkland as its Chief Executive Officer and President during the Term (as defined below), and upon and subject to the terms provided herein;

WHEREAS, Burkland desires to provide such services to the Company;

WHEREAS, Burkland and the Company intend for this Agreement to govern the employment relationship between the parties from and after the Effective Date and supersedes the Consulting Agreement and all previous agreements, term sheets and negotiations with respect to the consulting or employment relationship between the parties; and

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

SECTION 1. Term and Payment.

(a) Term of Employment. The initial term of this Agreement shall be for a period of (i) one (1) year after the Effective Date of this Agreement (“Initial Term”); or (ii) the date upon which Burkland’s employment is terminated in accordance with Section 5. This Agreement shall be automatically renewed for additional one (1) year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than thirty (30) days prior to the date of expiration of the Initial Term or any Extension Term (“Termination Notice”) (together, the Initial Term and all Extension Terms are referred to herein as the “Term”). Where the Agreement is terminated in accordance with Section 5 or upon Termination Notice, the Company shall pay to Burkland all compensation to which Burkland is entitled up through the effective date of termination according to its normal payroll practices, and any compensation due to Burkland pursuant to Section 6.

(b) Base Salary. In consideration of the services to be rendered under this Agreement by Burkland, the Company shall pay Burkland a gross salary at the rate of Three Hundred and Forty One Thousand, Two Hundred and Fifty Dollars ($341,250.00) per year, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices. Burkland’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased (but not reduced) in the sole discretion of the Company.

(c) Bonus. For each calendar year during the Term (commencing with 2012) Burkland shall be eligible to earn a bonus (the “Bonus”). The target amount of the aggregate Bonus payable for each year shall be determined by the Board each year (the “Target Bonus”), with the actual Bonus amount for each year to be determined in accordance with the following provisions, and the Target Bonus for 2012 shall be One Hundred and Eighty Three Thousand, Seven Hundred and Fifty Dollars ($183,750.00).

The Board, in consultation with Burkland, will establish, and document the Quarterly Performance Goals for the first, second, third and fourth quarters of 2012 and the Annual Goals for 2012 by no later than sixty (60) days after the Effective Date. Subsequent Performance Goals will be established in advance of the applicable performance period by the Board, in consultation with Burkland. The Board shall determine in good faith the amount of any Quarterly Bonus or Annual Bonus payable to Burkland pursuant to this Section 1(c) within thirty (30) days after the end of the quarter or year, as applicable, and the Company shall pay such amount as the Board shall determine not later than the last day of the second month following such quarter or year. Notwithstanding the foregoing, no portion of any Bonus shall be payable hereunder with respect to a particular quarter or year unless the Term and the Services of Burkland hereunder continue in effect through the last day of such quarter or year, as applicable.

(d) Stock Option Grant. The Company has previously granted Burkland a nonqualified stock option to purchase a number of shares of the Company’s common stock pursuant to the Consulting Agreement between the parties and one or more additional grants in connection with Burkland’s service to the Company (the “Options”). During the Term, the Options shall continue to vest according to the terms and conditions of such Options and the Company’s Equity Incentive Plan. In the event that the Term is terminated under the circumstances described in Sections 6(a), 6(b), 6(d) or 6(e) below, and notwithstanding any contrary provision set forth in the Company’s Equity Incentive Plan or any agreements evidencing such Options, Burkland shall have two (2) years after the date of the termination of Burkland’s employment in which to exercise the Options (subject to earlier termination on the expiration date of the Options, or in connection with a change in control of the Company in which the successor corporation refuses to assume or replace the stock option as described in the Company’s Equity Incentive Plan).

SECTION 2. Office and Duties.

(a) Chief Executive Officer and President. Burkland shall have the usual duties of the role of Chief Executive Officer (“CEO”) and President of the Company, including, without limitation, managing the day-to-day business of the Company, developing the Company’s strategic direction, business plans, and financing and capitalization opportunities, supervising the Company’s executives, communicating with the Board and the Company’s stockholders, and evaluating, negotiating, and executing significant business transactions on behalf of the Company, as well as such other duties as may be assigned to Burkland from time to time by the Board. Burkland shall report to the Board.

(b) Exclusivity. Burkland agrees, during the Term to (i) devote as much time and effort as reasonably necessary for the performance of his responsibilities under this Agreement, (ii) refrain from engaging in services of any kind (whether as an employee, independent contractor, owner, director, partner, advisor or in any other capacity) on behalf of a business that, as determined by the Board in its reasonable discretion, directly competes with the Company (or any of its subsidiaries or affiliates), and (iii) refrain from providing services of any kind or engage in any other business activity that would materially interfere with the performance of the duties of Burkland under this Agreement. Burkland’s service on the boards of directors (or similar body) of other business entities, or the provision of other services thereto, is subject to the prior written approval of the Board, which shall not be unreasonably withheld. The Company shall have the right to require Burkland to resign from any board or similar body on which he may then serve if the Board reasonably determines that Burkland’s service on such board or body interferes with the effective discharge of Burkland’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

(c) Board Membership. Burkland shall serve as a member of the Board during the Term of this Agreement, and may be asked to serve as a director of one or more subsidiaries or affiliates of the Company. Upon the termination of Burkland’s employment or the Term for any reason, Burkland shall be deemed to have resigned from the Board and from all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.

SECTION 3. Expenses. Burkland shall be entitled to reimbursement for reasonable travel expenses and other expenses incurred by Burkland in connection with Burkland’s performance of his duties hereunder upon receipt of expense reports therefor in accordance with such reasonable procedures as the Company has heretofore or may hereafter establish.

SECTION 4. Benefits. Burkland will be entitled to participate in pension, profit sharing and other retirement plans, incentive compensation plans, vacation policies, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

SECTION 5. At-Will Employment. The employment of Burkland shall be “at-will” at all times. The Company or Burkland may terminate Burkland’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in this Agreement or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Burkland’s employment, the Company shall pay to Burkland all compensation to which Burkland is entitled up through the date of termination, including Base Salary, Bonus and unreimbursed expenses. Thereafter, all obligations of the Company under this Agreement shall cease, other than those set forth in Section 6 and any other written agreements between Burkland and the Company.

SECTION 6. Company Termination Obligations.

(a) Death. Burkland’s employment and the Term shall automatically terminate upon the death of Burkland and upon such event, Burkland’s heirs shall be entitled to receive the amounts specified in Section 5 above. All other obligations of the Company under this Agreement shall cease, other than those set forth in Section 1(d) and any other written agreements between Burkland and the Company.

(b) Disability. Where the Company terminates Burkland’s employment, the Term, including by a Termination Notice, because Burkland is unable to perform the essential duties required of Burkland, even taking into account reasonable accommodations that do not impose an undue burden on the Company, due to Burkland’s illness, incapacity, or physical or mental disability for one or more periods totaling one hundred and twenty (120) days in the aggregate during any consecutive twelve (12) month period (“Disability”), the Company shall be required to pay Burkland the amounts specified in Section 5 above. All other obligations of the Company under this Agreement shall cease, other than those set forth in Section 1(d) any and other written agreements between Burkland and the Company.

(c) Termination by the Company for Cause. Where the Company terminates Burkland’s employment or the Term, including by a Termination Notice, for Cause (as hereinafter defined), all obligations of the Company under this Agreement shall cease, other than those set forth in Sections 1(d) and 5 above and any other written agreements between Burkland and the Company. The Company may terminate Burkland’s employment for Cause (as hereinafter defined), provided that it delivers a written notice to Burkland pursuant to a determination by the Board that Cause for such termination exists, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. As used in this Agreement, “Cause” shall mean (i) fraud, embezzlement, willful misconduct; or a material violation of law engaged in by Burkland that is materially detrimental to the Company or any of its affiliates; (ii) Burkland’s gross negligence with respect to the Company or any of its affiliates that causes material harm to the Company or any affiliate; (iii) conviction or plea of guilty or nolo contendere by Burkland for a felony or a crime of moral turpitude that causes material harm to the Company’s reputation; or (iv) a material breach by Burkland of any provision of this Agreement, any of the provisions of the Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation between the parties (“Confidential Information Agreement”), or any provision of the Company’s Code of Conduct that is applicable to the Company’s employees; provided, if a cure is reasonably possible in the circumstances, that at least 15 days advance written notice of such breach has been provided to Burkland (which notice shall specifically set forth the nature of such breach), and Burkland fails to cure such breach within such 15-day period.

(d) Termination By the Company Without Cause or By Burkland For Good Reason. Where the Company terminates Burkland’s employment or the Term, including by a Termination Notice, without Cause (other than by reason of Burkland’s death or Disability), or Burkland terminates his employment or the Term, including by a Termination Notice, for Good Reason (as defined below), then in addition to the amounts specified in Section 5 and the extended option exercise period provided under Section 1(d), the Company shall pay to Burkland an amount equal to one (1) times the Base Salary as in effect on the date of such termination (the

“Termination Payment”). The Termination Payment shall be paid to Burkland in equal monthly installments on the last day of each of the twelve (12) calendar months following the calendar month in which Burkland’s Separation from Service (as defined below) occurs; provided, however, that no such installment payment shall be paid to Burkland prior to the date that is sixty (60) days immediately following the date of Burkland’s Separation from Service and any installment payment that otherwise would have been paid during such sixty (60) day period shall instead be paid with the first monthly installment payment that Burkland receives pursuant to the terms of this Section 6(d) following the end of such sixty (60) day period. The Termination Payment, if any, is contingent upon, and is, among other things, partial consideration for, Burkland (i) complying with the provisions of Sections 7 and 8 hereto, (ii) signing, delivering and not rescinding or revoking a general release of any and all known and unknown claims against the Company and its affiliates (including with respect to each of their respective directors, officers, employees, shareholders, agents and representatives), in a form reasonably acceptable to the Company and Burkland, with such release becoming effective within sixty (60) days following the date of Burkland’s Separation from Service, and (iii) remaining available for a period of sixty (60) days after such termination to provide consulting services as reasonably requested by the Board. The payment of the Termination Payment and any payments pursuant to Section 5 shall be in lieu of any other payments, benefits, incentive compensation or other consideration to Burkland upon termination of Burkland’s employment or the Term, including by a Termination Notice. All other obligations of the Company under this Agreement shall cease, other than those set forth in any other written agreements between Burkland and the Company.

For purposes of this Agreement, “Good Reason” shall mean a material default by the Company in the performance of its obligations hereunder, provided such default shall not have been corrected by the Company within 30 days of receipt by the Company of written notice from Burkland of the occurrence of such default, which notice shall specifically set forth the nature of such default. Material default under this Agreement shall include, without limitation, (i) the assignment to Burkland of any duties inconsistent (except in the nature of a promotion) with Burkland’s position as CEO and President of the Company or a material adverse alteration in the nature or status of Burkland’s responsibilities or the conditions of Burkland’s engagement, (ii) the Company’s failure to pay any of the compensation that has become due and payable to Burkland hereunder, and (iii) a relocation by the Company of Burkland’s principal office more than thirty-five (35) miles from San Ramon, California that occurs without Burkland’s prior written consent.

For purposes of this Agreement, a “Separation from Service” occurs when Burkland dies, retires, or otherwise has a termination of services with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-l(h)(1), without regard to the optional alternative definitions available thereunder.

(e) Change in Control. If a Change in Control of the Company (as defined below) occurs and more than fifty percent (50%) of any option granted to Burkland by the Company prior to such date is then outstanding and unvested, the vesting of that option shall accelerate such that (after giving effect to such acceleration and taking into account any portion of that option that had theretofore become vested and exercisable), that option shall have become vested and exercisable as of the Change in Control date with respect to fifty percent (50%) of the total number of shares subject to that option. In addition, if the Company or its successor terminates Burkland’s employment or the Term, including by a Termination Notice, other than for Cause (and other than by reason of Burkland’s death or Disability) or Burkland resigns due to Good Reason at any time within a period of twelve (12) months following a Change in Control of the Company, then (i) any option granted to Burkland by the Company , to the extent outstanding and unvested (after giving effect to the accelerated vesting contemplated by the first sentence of this Section 6(e)), shall immediately become vested and exercisable with respect to fifty percent (50%) of the shares covered by the then-outstanding and unvested portion of that option, and (ii) the Company shall pay Burkland the Termination Payment in accordance with and subject to the provisions of Section 6(d). Any portion of any option granted to Burkland by the Company that is not vested after giving effect to the foregoing clauses shall terminate as of the date of such termination of Burkland’s employment, the Term, including by a Termination Notice.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following on or after the Effective Date:

(i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or sale of more than 50% of the outstanding voting stock of the Company),

(ii) a sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as, in either case, the Company’s stockholders of record immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

(f) Section 409A. If Burkland is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of his Separation from Service, he shall not be entitled to any payment of the Termination Payment until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of his death. The provisions of this Section 6(f) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the U.S. Internal Revenue Code. Any amounts otherwise payable to Burkland upon or in the six (6) month period following his Separation from Service that are not so paid by reason of this Section 6(f) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Burkland’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

SECTION 7. Burkland Termination Obligations.

(a) Return of Property. Burkland agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Burkland incident to Burkland’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Burkland’s employment or the Term for any reason.

(b) Litigation/Audit Cooperation. Following the termination of Burkland’s employment or the Term for any reason, Burkland shall reasonably cooperate with the Company and/or any of its affiliates in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company or any of its affiliates with respect to matters relating to the services provided by Burkland as a consultant, employee, officer, or director of the Company or its affiliates (collectively, “Litigation”) or (b) for a two year period following the Termination Date, any audit of the financial statements of the Company or any of its affiliates (“Audit”). Burkland acknowledges that such cooperation may include, but shall not be limited to, Burkland making himself available to the Company or any of its affiliates (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any of its affiliates to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any member of the Company Group pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any of its affiliates, in a form and within a timeframe requested by the Board, with respect to the Company’s or any of its affiliates’ opening balance sheet valuation of intangibles and financial statements for the period in which MJB Associates or Burkland was engaged as a consultant, employee, officer or director to the Company or any of its affiliates; and (v) turning over to the Company or any of its affiliates any documents relevant to any Litigation or Audit that are or may come into the possession of MJB Associates or Burkland. The Company shall reimburse Burkland for reasonable expenses incurred in connection with providing the services under this Section 7(b), including lodging and meals, upon the submission of receipts by Burkland. The Company shall also compensate Burkland for each hour that he provides cooperation in connection with this Section 7(b) at an hourly rate equal to the Base Salary divided 12 divided by 175. Burkland shall submit invoices for any month in which he performs services pursuant to this Section 7(b) that details the amount of time and a description of the services rendered for each separate day that Burkland performed such services. The Company shall reimburse Burkland for such services rendered within fifteen (15) days of receiving such invoice.

(c) Continuing Obligations. Burkland understands and agrees that Burkland’s obligations under Sections 7 and 8 herein (including Exhibit A) shall survive the termination of Burkland’s employment for any reason and the termination of this Agreement.

SECTION 8. Confidential Information Agreement. Burkland agrees to sign and be bound by the terms of the Confidential Information Agreement, which is attached as Exhibit A.

SECTION 9. Representations and Warranties.

(a) Burkland represents and warrants to the Company that Burkland: (i) is not under any obligation, contract, agreement or understanding with any entity, firm, corporation or person which would restrict or prevent Burkland from rendering any services hereunder, assuming the obligations as herein provided and granting the rights granted hereunder; and (ii) does not have any other interest which would restrict, prevent, limit or impair, in any way, the Company from enjoying the full right to such services and the rights as herein provided or which is in any way inconsistent or in conflict with this Agreement. Burkland represents and warrants to the Company that Burkland: (x) has the full right and authority to enter into this Agreement and render the services to the Company hereunder, (y) has the right and unrestricted ability to assign the Inventions to the Company as set forth in the Confidential Information Agreement (including, without limitation, the right to assign any Inventions created by their employees or contractors), and (z) shall not cause the Inventions to infringe upon any proprietary right of any person, whether contractual, statutory or under common law.

(b) All of Burkland’s representations and warranties shall be true and correct upon execution hereof and shall survive for so long as Company has any rights under or in connection with this Agreement.

(c) The Company shall not seek any information from Burkland, the disclosure of which would violate any confidentiality agreements between Burkland and any of his previous employers. The Company shall indemnify and hold Burkland harmless from and against any and all liabilities, judgments, losses, claims, demands, damages, penalties, interest, costs and expenses of every kind whatsoever (including without limitation, reasonable attorneys’ and accountants’ fees and disbursements) suffered or incurred by either of them as a result or by reason of any breach or alleged breach by Burkland of his obligations under any such confidentiality agreements to the extent such breach or alleged breach is based on disclosure of confidential information by Burkland to the Company or any of its affiliates, provided, however, that Burkland does not engage in an intentional breach of any such confidentiality agreements and nothing in this Section 9(c) is intended to supersede the representations, warranties and covenants in Sections 9(a) and 9(b).

SECTION 10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Burkland, to the attention of Mike Burkland,                                     , or to such other person(s) or address(es) as Burkland shall have furnished to the Company in writing; and (b) if to the Company, to the attention of the Board of Directors, Five9, Inc., 4000 Executive Parkway, Suite 400, San Ramon, California 94583, with a copy to Tim Curry, Esq., Jones Day, 1755 Embarcadero Road, Palo Alto, California 94303, or to such other person(s) or address(es) as the Company shall have furnished to Burkland in writing.

SECTION 11. Assignability. In the event that the Company shall be merged with, or consolidated into, any other corporation, or in the event that it shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement shall inure to the benefit of, and be assumed by, the corporation resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred.

SECTION 12. Entire Agreement. This Agreement, together with any agreement that evidences the Options and the Confidential Information Agreement, contains the entire agreement between the Company and Burkland with respect to the subject matter hereof. This Agreement cancels and supersedes any and all prior oral or written agreements between the Company and either MJB Associates or Burkland or both which relate to the subject matter of this Agreement. In the event of any inconsistency between this Agreement and agreements evidencing any Options, this Agreement shall control.

SECTION 13. Expenses. Each party shall pay its own expenses incident to the negotiation, execution, performance or enforcement of this Agreement, including all fees and expenses of its counsel for all such activities, except us otherwise herein specifically provided.

SECTION 14. Equitable Relief. Burkland recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 7 and 8 hereof would be inadequate, and agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law.

SECTION 15. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification on the Company’s behalf will not be effective unless authorized by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

SECTION 16. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such ease.

SECTION 17. Dispute Resolution. Any controversy arising out of or relating to the employment of Burkland hereunder , any termination of the Term, this Agreement, any agreement evidencing any stock option granted by the Company to Burkland, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Santa Clara County, California, before a sole arbitrator selected from the American Arbitration Association or its successor (“AAA”), or if AAA is no longer able to supply the arbitrator, such arbitrator shall be selected from Judicial Arbitration and Mediation Services, Inc.; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by AAA pursuant to Employment Arbitration Rules. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 17.

The parties agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 17, the parties acknowledge that any breach of any of the covenants or provisions contained in Sections 7 and/or 8 of this Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7 and/or 8 of this Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

SECTION 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or providing any provision of this Agreement, it shall not be necessary to product more than one of such counterparts. Signature pages hereto may be delivered by facsimile or PDF and shall have the same force and effect as an original.

SECTION 19. Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 20. Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

SECTION 21. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive law of the State of California without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above Written.

FIVE9, INC.

By:	/s/ Mitchell Kertzman
Name:	Mitchell Kertzman
Title:	Director

MICHAEL BURKLAND

/s/ Michael Burkland
Mike Burkland

Signature Page

EXHIBIT A

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY NON-SOLICITATION

A-1

Employee Name:  Michael Burkland

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY NON-SOLICITATION

In consideration of my employment or continued employment by Five 9, Inc., a Delaware corporation, or any parent division, subsidiary, affiliate, successor or assignee thereof (collectively, the “Company”), and the compensation and benefits paid to me from time to time by the Company, I agree as follows:

1.	Competitive Employment. While I am employed by the Company, I agree that, other than for the Company, I will not, either directly or indirectly, either as a principal, agent, employee, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity, engage in any manner in the business conducted by the Company or any of its divisions, subsidiaries or affiliates.

2.	Definition of Confidential Information. I realize that my position with the Company creates a relationship of high trust and confidence with respect to Confidential Information owned by the Company, its clients or suppliers that may be learned or developed by me while employed by the Company. I further acknowledge that my access to such Confidential Information is contingent upon my execution of this Agreement. For purposes of this Agreement, “Confidential Information” includes all information that the Company desires to protect and keep confidential or that the Company is obligated to third parties to keep confidential, including but not limited to “Trade Secrets” to the full extent of the definition of that term under California law. It does not include “general skills, knowledge and experience” as those terms are defined under California law.

3.	Examples of Confidential Information. Confidential Information includes, but is not limited to: computer programs; unpatented inventions, discoveries and improvements; marketing, manufacturing, organizational, operating and business plans; strategic models; research and development; the Company policies and manuals; sales forecasts; personnel information (including the identity of the Company employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective client lists and information on clients or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

4.	General Skills, Knowledge and Experience. If I leave the Company, I may take with me and use the general skills, knowledge and experience that I have learned or developed in my position or positions with the Company or others.

5.	Confidentiality Obligations. During and after my employment with the Company, I will not (a) disclose, directly or indirectly, any Confidential Information to anyone outside of the Company or to any employees of the Company not authorized to receive such information or (b) use any Confidential Information other than as may be necessary to perform my duties at the Company. In no event will I disclose any Confidential Information to, or use any Confidential Information for the benefit of, any current or future competitor, supplier or client of the Company, whether on behalf of myself, any subsequent employer, or any other person or entity.

6.	Duration. With respect to Trade Secrets, my obligations under paragraph 5 shall continue indefinitely or until such Trade Secret information has been made available generally to the public either by the Company or by a third party with the Company’s consent or is otherwise not considered a Trade Secret under California law. With respect to Confidential Information which is not a Trade Secret (herein referred to as “Proprietary Information”), my obligations under paragraph 5 shall continue in duration until the first to occur of the following: (a) five (5) years has elapsed since termination of my employment with the Company for any reason, or (b) the Proprietary Information has been made available generally to the public either by the Company or by a third party with the Company’s consent.

7.	Geographic Scope. I understand that the Company has sales and operations facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. I therefore agree that my obligations under paragraph 5 shall extend worldwide.

8.	Former Employers. I acknowledge that the Company expects me to respect and safeguard the trade secrets and confidential information of my former employers. I have not and will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material that is confidential to any former employer, unless such information is no longer confidential or the Company or I have obtained the written consent of such former employer to do so.

9.	Return of Property. Upon termination of my employment with the Company or upon the Company’s request, I will deliver to the Company all the Company’s property in my possession, including notebooks, reports, manuals, programming data, listings and materials, engineering or patent drawings, patent applications, any other documents, file or materials which contain, mention or relate to Confidential Information, and all copies and summaries of such material whether in human- or machine-readable-only form, that I may have or that may come into my custody while employed by the Company.

10.	Restrictive Covenants.

(a)	Non-Solicitation of Employees. While employed by the Company and for a period of twelve (12) months from the date of termination of my employment with the Company for any reason, I shall not directly or indirectly solicit, induce or encourage any the Company employee(s) to terminate their employment with the Company or to accept employment with any competitor, supplier or client of the Company, nor shall I cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or additional compensation to encourage the Company’s employees to terminate their employment with the Company and accept employment with a competitor, supplier or client of the Company, or (iii) referring the Company’s employees to personnel or agents employed by competitors, suppliers or clients of the Company.

(b)	Non-Solicitation of Customers. For a period of twelve (12) months from the date of termination of my employment with the Company for any reason, I agree that I will not, either directly or indirectly, as a principal, agent, contractor, employee, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity, through the direct or indirect use of the Company’s Confidential Information, solicit or engage in the business engaged in by the Company as of the date of termination of my employment (“Five9 Business”) with any customer or client which was a customer or client, or a prospective customer or client, of the Company (provided I had responsibilities or duties with respect to, possessed Confidential Information regarding or was involved in the development of such customer or client or prospective customer or client), within the twelve (12) months immediately preceding my termination.

(c)	I acknowledge that the restrictions set forth in this paragraph will not prevent me from obtaining gainful employment following termination of my employment with the Company.

(d)	In the event that any provision of this paragraph is held to be unreasonable, a court may modify such provision in any manner which results in an enforceable restriction.

11.	Injunctive Relief. I acknowledge that my violation of the foregoing confidentiality, non- solicitation and non-competition obligations will cause the Company irreparable harm. I agree that the Company is entitled to protection from such violations, including protection by injunctive relief, in addition to other remedies available under the law.

12.	Definition of Developments. For purposes of this Agreement, “Developments” shall Mean all inventions, discoveries, developments, improvements, works of authorship and computer programs, ideas, concepts, enhancements, writings, graphics, designs, models, artwork, code, routines, compilations and related documentation (collectively, “Developments”) that are or have been made, conceived, first reduced to practice or learned by me either solely or jointly with another or others while employed by the Company, including prior to the date hereof, whether or not they are patentable, copyrightable or subject to trade secret protection.

13.	Disclosure of Developments. I will disclose promptly to the Company all Developments, including, to the extent not already done so, any Development made, conceived, first reduced to practice or learned by me either solely or jointly with another or others both prior to or after the date of this Agreement.

14.

Ownership of Developments. I agree that, except as otherwise provided in paragraph 16 hereof, all Developments shall be the sole and exclusive property of the Company. Any Development for which copyright protection is available shall be considered a work made for hire. I agree to assign and do hereby assign, convey and transfer to the Company, or to some other legal entity (“Assignee”) designated by the Company, all of my right, title and interest in and to all Developments in all media throughout the world in perpetuity. Without limiting the foregoing, I hereby assign, convey and transfer to the Company or an Assignee all of my right, title and interest in and to any Developments (other than Excluded Developments, as defined below) created prior to this Agreement. I further agree to waive any moral or similar rights to the Developments.

15.	Protection of Developments. The Company or Assignee shall have the right to use the Developments and obtain Letters Patent, Copyrights (as author or assignee) or other statutory or common law protections for Developments in any and all countries. I will provide the Company or Assignee such assistance as may be requested in order for the Company to obtain or otherwise secure, and from time to time enforce, U.S. or foreign Letters Patent, copyrights or other statutory or common law protections for Developments, including the execution of any and all documents that the Company or Assignee may wish to use or obtain or otherwise secure or enforce such rights, together with any assignments thereof to the Company or Assignee, and to the successors and assigns of the Company or Assignee, transferring all of my right, title and interest in any Development, and the right to apply for or otherwise obtain any such rights. The Company or Assignee shall have the sole right to determine what action, if any, to take with respect to any Development. If I am unavailable for any reason, I hereby appoint the Company, as my agent and attorneys-in-fact, to execute and file any document(s) and to do all other acts to establish the Company’s or Assignee’s ownership in, and further the prosecution, issuance, enforcement and maintenance of, any Development. All expenses incurred in obtaining and enforcing rights in Developments owned by or assigned to the Company shall be borne by the Company.

16.	Post-Employment Assistance. If I am no longer employed by the Company, the Company or Assignee shall compensate me at a reasonable rate for time actually spent by me at the request of the Company or Assignee on the assistance referred to in paragraph 14. Such rate shall be determined by the Company and shall be based on my compensation at the time my employment with the Company was terminated. The Company or Assignee shall also reimburse me for pre-approved traveling and personal expenses incurred in complying with such request.

17.	Employee Inventions. I understand that, as provided by California Labor Code § 2870, the provisions of paragraphs 12, 13 and 14 of this Agreement do not apply to an invention that I develop entirely on my own time and to which all of the following apply: (i) no equipment, supplies, facilities or trade secret information of Company are used, (ii) it is not related to Company’s business or Company’s actual or demonstrably anticipated research and development, and (iii) it does not result from any work performed by me for Company.

18.

Pre-Existing Developments. I have identified at the end of this Agreement all Developments that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment with the Company and that I desire to exclude from operation of this Agreement (“Excluded Developments”). If there are no Developments listed, I represent that I have made no such Developments. If I incorporate or have prior to the date of this Agreement incorporated any Excluded Developments into any Company product or service or otherwise use or have used an Excluded Development for the Company’s benefit as part of my Company employment activities, the Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, modify, create derivative works, reproduce, use, offer to sell, sell, import and distribute such Excluded Developments (as may be improved or enhanced by or for Company) and any Company product or Company service incorporating such Excluded Developments.

19.	Payments. With respect to any Development for which the Company seeks to obtain U.S. or foreign Letters Patent, the Company will pay me the sum of Five Hundred Dollars ($500) when I execute an assignment of the Development to the Company, or when I execute the first patent application and assignment covering the Development, whichever occurs first. Divisional or continuation-in-part applications shall be considered to cover separate Developments. The payment of the sum of Five Hundred Dollars ($500) shall relieve the Company of any obligation it may have had to make any further payments to me with respect to such Development. If there are several co-inventors, this sum shall be divided equally between them.

20.	Identification of Authorship. The Company, its assignees and licensees are not required to designate me as the author of any Developments created as a work made for hire or assigned under this Agreement when any such work is distributed publicly, nor to make any such public distribution or any use thereof.

21.	Subsidiaries and Affiliates. I understand and agree that this Agreement is executed by the Company on its own behalf and on behalf of each of its subsidiaries and affiliates, that my obligations under this Agreement shall apply equally to each of the Company’s subsidiaries and affiliates and that such subsidiaries and affiliates may enforce this Agreement in their own names and if they were parties to this Agreement.

22.	Prior Agreements. This Agreement supersedes all previous agreements relating to the same subject matter, including the Prior Agreement, except that the provisions of such previous agreements shall remain in effect with respect to any Developments disclosed by me to the Company prior to the date of this Agreement and this Agreement shall modify according to the terms hereof, but not terminate, any license or transfer of rights effected pursuant to such agreements. Any Development made or conceived during the term of such previous agreement but not disclosed until after the date of this Agreement shall be governed by the terms of this Agreement. The terms of this Agreement may only be modified in a writing signed by a senior officer of the Company.

23.	Severability. If any provisions of this Agreement are held by a court to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect. If a court is of the opinion that any part of this Agreement is unreasonable, it may modify this Agreement to make it reasonable and enforceable in all respects.

24.	Recovery of Expenses. I agree to pay to the Company the costs and reasonable attorney’s fees by incurred by the Company, if it prevails in enforcing any or all of the terms of this Agreement.

25.	Survival of Obligations. The provisions of paragraph 2-15 and 17-23 of this Agreement shall survive its termination.

26.	Assignment.

(a)	By the Employee. I understand and agree that my duties and responsibilities under this Agreement are personal in nature and that this Agreement shall not be assigned, transferred or shared by me with any other person or entity without the prior written notification to and written approval of the Company, which approval may be withheld in the sole discretion of the Company.

(b)	By the Company. I acknowledge and agree that this Agreement and the rights and obligations of the Company hereunder may be assigned by the Company an affiliate or successor by purchase or otherwise of the Company without my prior written approval, upon notice to me.

27.	Notification of New Employer. If I leave Company for any reason, I consent to Company notifying my new employer of my rights and obligations under this Agreement.

28.	Governing Law. This Agreement shall be construed in accordance with laws governing contracts made and to be performed in the State of California without regard to its conflict of laws principles.

/s/ Michael Burkland	4-16-12
EMPLOYEE	Date

FIVE 9, INC.

/s/ Mitchell Kertzman	4-13-12
By: Mitchell Kertzman	Date
Title: CEO and President

The following are pre-existing Developments not covered by paragraphs 12-14, in which I have any right, title or interest, and which were conceived or written either wholly or in part by me prior to my employment with the Company, but neither published nor filed in any Patent Office.

DESCRIPTION OF DOCUMENTS AND PATENTS (if applicable)

Title of Document	Date of Document	Name of Witness Document